CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-221045 on Form N-1A of our report dated January 5, 2018, relating to the financial statements of American Century STOXX® U.S. Quality Value ETF and American Century Diversified Corporate Bond ETF, each a series of American Century ETF Trust, appearing in the Statement of Additional information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Kansas City, Missouri
January 8, 2018